EXHIBIT 2

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Identity of the Member	Classification of the Member under the Securities Exchange Act of 1934
Inlight Wealth Management, LLC	Investment adviser under § 240.13d-1(b)(1)(ii)(E)
West Elk Capital, LLC	Investment adviser under § 240.13d-1(b)(1)(ii)(E)